Exhibit 10

STRATEGICA MANAGEMENT LLC
701 Brickell Avenue
Suite 2500
Miami, Florida 33131

Jack D. Burstein CEO	Direct Line: (305) 536-1414 Facsimile: (305) 536-1486

July 22, 2003

PERSONAL & CONFIDENTIAL

Mr. Elliot Krasnow, President
Netfran Development Corp.
2801 NE 208th Terrace
2nd Floor
Miami, Fl 33180

Re:	Venture among Strategica Management or its designee (“Strategica”) and Netfran Development Corp. dba Netspace (“Netspace” or the “Company”)

Dear Elliot:

     We are very impressed with what you have put together to date at Netspace and we are excited at the prospect of venturing with you in this business. I believe our respective talents are synergistic and can add tremendous value for the mutual benefit of the Company and its shareholders.

     This letter sets forth the basic terms of an agreement between Strategica and the Company.

     It is intended that Strategica be engaged to provide its financial advisory services and skills to the Company that would include endeavoring to arrange or provide value up to $10,000,000 for the Company by arranging financing, merger and acquisition transactions, obtaining customers or such other transactions which Strategica may propose to the Company from time to time during the term of this agreement utilizing Strategica’s contacts and relationships.

     Initially, Strategica would perform certain due diligence on the Company, which would include its business plan and management. Diligence would commence promptly after acceptance of this agreement. Following diligence, Strategica shall endeavor to generate the approximate $10,000,000 (or any lesser amount approved by the Company) of Value for the Company. Of course, the Company and its principals would need to cooperate with us in this effort. Funding may be in stages and separated among various sources and formats, to the extent deemed appropriate. You understand that this letter is not a commitment for any funding.

Mr. Elliot Krasnow
Netvertise
June 10, 2003

Consistent with the foregoing, the parties agree to the following:

1.	Strategica shall be issued in escrow a 20% equity stake in the Company’s issued and outstanding common stock. Subject to the provisions of this agreement, Strategica’s equity shall be subject to repurchase by the Company or its assigns to the extent the Company has not received $10 million in “Value” (as defined below) from the services of Strategica during the term of this agreement. The repurchase price shall be $.0001 per share, subject to adjustment for stock splits, combinations, exchanges or similar capital transactions. Strategica shall endeavor to provide advice and endeavor to arrange or provide for the Company $10,000,000 of “Value” during the term of this agreement. The Company’s repurchase right shall expire as to 5% of such shares for each $500,000 of Value created by Strategica during the term of this agreement from a source directly introduced by Strategica during the term of this agreement or within six months after termination of this agreement. Strategica acknowledges that such shares have not been registered under the Securities Act of 1933 and will be subject to restrictions on transfer to assure compliance with the applicable securities laws. The Company will have a right of first refusal to repurchase such shares to which the Company’s right of repurchase has expired in the event Strategica seeks to sell or transfer them. Any shares being sold into the public market will be subject to leak out provisions. Such shares, along with any substitute or additional shares, shall be deposited in escrow with the Secretary of the Company along with two stock powers duly executed by Strategica to facilitate the repurchase of such shares. Such shares shall contain restrictive legends referring to the restrictions set forth in this agreement.

2.	The term “Value” is defined for purposes of this Agreement as the gross dollar amount of all proceeds to or for the benefit of the Company from any financing transactions (including without limitation capitalizations, debt and/or equity financings), the price paid by or to the Company for mergers and acquisitions, and gross revenues to the Company from all other contracts and business opportunities from any source or sources directly, introduced by Strategica (or by any persons or entities directly introduced by any such source(s)) during the term of this Agreement. Value includes amounts received from or transactions with any such introductions occurring after the date of this agreement and shall include sources not affiliated with the Company previously visited by the Company which did not enter into an agreement with the Company for any funding or any other transaction prior to the date of this agreement. The Company and its principals recognize that in connection with any funding or business opportunity or transaction introduced to the Company by Strategica, Strategica may be an interested party or otherwise have a compensation arrangement as an equity owner, advisor, lender, investment banker, merchant banker or other relationship and Strategica will promptly notify the Company in writing of any such interest of Strategica or its affiliates in connection with any funding or business opportunity or transaction introduced to the Company by Strategica.

3.	Each share of common stock shall be pari passu with all the issued and outstanding common shares entitled to one voting right. Strategica and its affiliates will vote all shares of the Company as specified by the Board of Directors of the Company for the ten years following the initial issuance of stock to Strategica pursuant to this Agreement.

Mr. Elliot Krasnow
Netvertise
June 10, 2003

Furthermore, neither Strategica nor any of its affiliates will acquire, directly or indirectly, any shares of the Company without the consent of the Board of Directors of the Company during such ten year period. Depending on tax and other considerations, the structure and form of the participation may require various modifications to be mutually agreed upon but the substance shall remain the same.

Strategica or its designee shall be engaged as the Company’s consultant and financial advisor and the Company shall enter into Strategica’s standard advisory services agreement subject to review and acceptance by the Company after the Company has received Value of $1,000,000 or more from a source introduced to the Company by Strategica and shall be paid $3,000 per month for the balance of the initial term of this agreement, subject to renewal by mutual consent. As part of its advisory services agreement, as to any transaction introduced by Strategica and accepted by the Company, the Company shall pay to Strategica at closing of each such transaction (i) 3% of the gross amount of any senior debt (ii) 4% of the gross amount of any mezzanine debt or subordinate debt (iii) 6% of the gross amount of any equity, and (iv) 6% of the value of any merger, acquisition, bulk asset sale, control block stock sale (i.e. 6% or more of the shares), divestiture or other similar transactions. The fees payable by the Company to any other financial advisor shall not reduce or otherwise affect any fee payable hereunder to Strategica by the Company, provided however, if such transaction introduced by Strategica requires the payment of fees by the Company to another financial advisor introduced to the Company by Strategica, the fees payable to Strategica shall be reduced by 50% of the amount required to be paid to such other financial advisor which is not an affiliate of Strategica and reduced by 100% if the other advisor is an affiliate of Strategica.

4.	You acknowledge and agree that the ultimate lender or funding source could be or could include a Strategica affiliate such as the merchant banking division of Strategica, in whole or in part, subject to approval of Strategica’s board. Strategica’s merchant banking division sometimes provides or participates in fundings in the form of secured loans to clients of Strategica, although we all acknowledge and agree that there is no commitment or obligation by Strategica to do so at this time.

The Company shall pay to Strategica $5,000 for due diligence upon signing this agreement. The Company will reimburse Strategica’s reasonable out of pocket expenses in connection with its services under this agreement. These items are reimbursable by the Company upon request. Expenses shall not exceed $500 without pre-approval.

Strategica would be entitled to designate one board member after the Company receives Value of $1,000,000 or more from a source directly introduced by Strategica. The Company shall obtain acceptable director and officer insurance, if available at a cost the Company deems to be reasonable. If there is no director and officer insurance, Strategica at its option will be an advisor to the Board. In any event, Strategica shall receive notice of all board, shareholder and committee meetings and have the right to receive all meeting materials, financial data and other data and the right to participate in all discussions. Strategica and its affiliates will enter into the Company’s standard non-disclosure agreement and respect the confidentiality of all confidential information of the Company which it may become aware of as a result of the arrangement herein.

Mr. Elliot Krasnow
Netvertise
June 10, 2003

5.	Any debt or equity facility and any funding for the business or the Company would be subject to due diligence, the execution of any commitments or agreements as required by the funding source, execution and delivery of all required loan, equity and other requested documents and any needed legal opinions, and compliance with all terms, covenants, conditions, collateral requirements, funding conditions and other requirements of the ultimate funding source. The final loan or equity funding structure and required documentation will be determined by the funding source and set out in a definitive agreement that is mutually agreed to.

6.	The parties acknowledge that Strategica may cause some of its duties to be performed under the name Strategica Group or an affiliate and all rights and benefits under this agreement in favor of Strategica shall likewise be available to Strategica Group and any other affiliate. After the Company receives $1,000,000 of Value from sources introduced to the Company by Strategica, the Company shall not enter into any other similar financial advisory services agreement or arrangement without Strategica’s prior written consent. During such exclusive period, the Company may conduct discussions with any third parties regarding financing and other matters; provided, however, that the Company shall notify all expressions of interest from third parties in any financing, transaction or material contract with the Company to Strategica promptly after the Company becomes aware of them.

7.	Notwithstanding anything herein to the contrary, the Company shall not be obligated hereunder to implement or consummate any proposed transaction or contract (a “Transaction”), and the Company may determine in its sole discretion which Transactions, if any, are in its best interests. If the Company shall fail to accept the terms of any proposed Transaction directly or indirectly introduced or arranged by Strategica and then conducts another Transaction (prior to which the Company shall give Strategica and each party introduced, by Strategica which has proposed a Transaction to the Company the reasonable opportunity to equal or better the terms of such other Transaction) on similar or less favorable terms as the proposed Transaction (including any Transactions proposed after giving such opportunity to equal or better such terms) within 6 months of when presented to the Company then the Value that would have been obtained from the consummation of such Transaction shall be credited towards the achievement of Value under this Agreement. The consideration (i.e., fees, equity and rights) received and receivable by Strategica under this Agreement shall not be a factor in determining the favorability of the terms of any Transaction to the Company.

8.	The parties acknowledge that Strategica has various professionals in its employ and ownership, such as lawyers and accountants. The parties acknowledge that these persons have not and are not acting in their professional capacity on behalf of any of the parties or on behalf of the Company. Each of the parties represents that it has been advised to seek independent legal counsel. Each of the parties represents that it has sought and obtained, and will continue to seek and obtain as necessary from time to time, the advice of independent legal and accounting professional advice in connection with this venture and does not and will not seek to obtain the advice of, or to retain any of, the legal and accounting professionals affiliated with Strategica from time to time for any professional advice.

Mr. Elliot Krasnow
Netvertise
June 10, 2003

9.	Strategica represents to the Company and its affiliates that it will conduct its activities contemplated under this agreement in compliance with all applicable securities and other laws which may be applicable to its activities. Strategica acknowledges that the releationship with the Company established herein is fiduciary in nature.

10.	The initial term of the engagement shall be three (3) years from the date hereof. Netspace may terminate the engagement without penalty if it has not received at least $1 million of Value from a source introduced to the Company by Strategica within the first six months of this agreement. Netspace shall have a right of first refusal to purchase Netspace shares proposed to be sold by Strategica or its affiliates for five (5) years following the term of this agreement.

11.	The Company agrees that, except as required by law or pursuant to a valid subpoena or Strategica’s prior written consent, any advice rendered by Strategica to the Company or the venture pursuant to this letter may not be disclosed publicly and shall remain confidential. Further, Strategica shall be advised of any legally required disclosure. The parties agree that Strategica may, at its option, publish announcements of any successful restructuring, financing or similar events in conventional “tombstone” style with prior written notice to the Company. The execution and delivery of this agreement by the persons below have been duly authorized by all necessary action, corporate and otherwise.

12.	By signing below, the parties acknowledge good and valuable consideration for this agreement and that this agreement has been approved by the parties hereto and executed with the advice and approval of their respective independent counsel and duly authorized by all relevant action, corporate and otherwise, and anyone else whose consent is required. You agree to cooperate and deliver all documents with respect to this matter contemplated by this agreement or otherwise reasonably requested by Strategica or its counsel. This agreement shall not be construed more stringently against the drafting party since all parties and their respective counsel contributed to the negotiation and drafting of this agreement and each party has had the advice of separate and independent legal counsel in the review and drafting of this agreement. If any litigation arises from this agreement, the prevailing party may recover reasonable attorney’s fees and costs.

This agreement shall be interpreted and construed in accordance with Florida law, and any disputes arising between the parties in any way pertaining to this agreement shall be resolved by binding arbitration under the rules of the American Arbitration Association in Miami-Dade County, Florida.

Mr. Elliot Krasnow
Netvertise
June 10, 2003

The parties hereby consent to personal jurisdiction in such forum and to personal service of process by mail. This agreement may be executed in counterpart copies and the fact of execution transmitted via telecopy.

     Please signify your agreement with these terms by signing below and remitting a check for $5,000. We are prepared to commence immediately, since timing is very important. Thank you.

Sincerely,

STRATEGICA MANAGEMENT LLC

/s/ Jack D. Burstein

Jack D Burstein CEO

ACCEPTED:

Netfran Development Corp.

By: /s/ Elliot Krasnow Elliot Krasnow, President	Date: ______________, 2003